Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-121595 and 333-127550 on Form S-8 of our report dated March 20, 2008, relating to the consolidated financial statements of Ocean Shore Holding Co. and subsidiaries appearing in this Annual Report on Form 10-K of Ocean Shore Holding Co. and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 21, 2008